UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 27, 2004

FIRST CHESAPEAKE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

VIRGINIA	0-21912	54-1624428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 FOUR FALLS, SUITE 115

WEST CONSHOHOCKEN, PENNSYLVANIA 19428

(Address of principal executive offices)

(610) 238-9050

(Registrant’s telephone number including area code)

999 YAMATO ROAD, SUITE 100

BOCA RATON, FLORIDA 33431

(Former name or former address, if changed since last report)

ITEM 5. Other Events and Regulation FD Disclosure.

On July 27, 2004, Kautilya Sharma a/k/a Tony Sharma, a current Director of First Chesapeake Financial Corporation (FCFK.PK), and its former Chairman, CEO, and President, pleaded guilty before United States District Judge Kenneth A. Marra, in Ft. Lauderdale, Florida, to two counts of the Second Superceding Indictment, which charged him with, among other things, participating in a mutual fund timing and late trading scheme, according to a press release issued by the U.S. Attorney’s Office for the Southern District of Florida. The press release indicates that Mr. Sharma pleaded guilty to count 20, which charged Mr. Sharma with conspiracy to sell unregistered securities and count 28, which charged Mr. Sharma with conspiracy to commit mutual fund “market timing” and “late trading”. Additionally, the release states that Mr. Sharma, who is scheduled to be sentenced on October 15, 2004, faces a statutory maximum sentence of five (5) years in prison on each count and a fine of approximately $2.6 million dollars. The indictment involves activities allegedly committed in Mr. Sharma’s capacity as a principal and officer of Geek Securities, Inc., a securities broker-dealer unconnected with First Chesapeake. First Chesapeake does not know of any evidence linking any of Mr. Sharma’s alleged acts to First Chesapeake or its subsidiaries.

This report contains forward-looking information including statements regarding the Company’s business outlook or future performance, anticipated profitability, revenues, expenses or other financial items. Factors that could cause actual events to differ materially from these forward-looking statements include, but are not limited to, the following: overall economic and business conditions, trends for the continued growth of the mortgage and financial services industry, the realization of anticipated revenues, profitability and cost synergies, the demand for the Company’s products and services, pricing and other competitive factors in the industry and new government regulations and/or legislative initiatives. These and other risks are described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002 and Quarterly Report on Form 10-QSB through September 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 9, 2004	First Chesapeake Financial Corporation

/s/ Vincent L. Muratore
Vincent L. Muratore
Interim Acting President and Interim Acting CEO